SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Myovant Sciences Ltd.

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Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 31, 2018

Dear Shareholder:

You are cordially invited to attend the Myovant Sciences Ltd. 2018 Annual General Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will be held at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom on Friday, August 31, 2018, at 10:00 a.m. local time for the following purposes:

1. To elect the Board’s seven nominees for director, Mark Altmeyer, Terrie Curran, Mark Guinan, Keith Manchester, M.D., Vivek Ramaswamy, Kathleen Sebelius, and Lynn Seely, M.D. to serve as directors for a one year term.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2019, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2019, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2019.

To conduct any other business properly brought before the Annual Meeting.

We will also lay before the Annual Meeting our audited financial statements as of and for our fiscal year ended March 31, 2018, pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and our Bye-laws.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is Monday, July 2, 2018. Only shareholders of record at the close of business on that date are entitled to notice of and may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for

the Annual General Meeting of Shareholders

to Be Held on Friday, August 31, 2018, at 10:00 a.m. Local Time at the Offices of

Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom.

The Proxy Statement and Annual Report to Shareholders

are available at http://investors.myovant.com/proxy-materials

By Order of the Board of Directors

Lynn Seely, M.D.

Principal Executive Officer

London, United Kingdom

July 25, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please ensure your representation at the Annual Meeting by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage-paid envelope, or voting over the internet or telephone. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

PROXY STATEMENT

FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to Be Held on August 31, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors, or the Board, of Myovant Sciences Ltd., or Myovant, is soliciting your proxy to vote at the 2018 Annual General Meeting of Shareholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or vote over the internet or telephone as described below.

We intend to mail these proxy materials on or about July 27, 2018, to all shareholders of record entitled to vote at the Annual Meeting.

Where and when will the Annual Meeting be held?

The Annual Meeting will be held on Friday, August 31, 2018, at 10:00 a.m. local time at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom. Directions to the Annual Meeting may be found by visiting https://www.cooley.com/about/offices/london. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on Monday, July 2, 2018, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 64,891,218 common shares outstanding and entitled to vote.

Shareholder of Record: Common Shares Registered in Your Name

If, on Monday, July 2, 2018, your common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote over the internet or telephone to ensure your vote is counted.

Beneficial Owner: Common Shares Registered in the Name of a Broker or Bank

If, on Monday, July 2, 2018, your common shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.	Election of the Board’s seven nominees for director, Mark Altmeyer, Terrie Curran, Mark Guinan, Keith Manchester, M.D., Vivek Ramaswamy, Kathleen Sebelius and Lynn Seely, M.D., to serve as directors for a one year term; and

2.	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2019, the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, or the Companies Act, for our fiscal year ending March 31, 2019, and the authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2019.

In addition to the two matters scheduled for a vote, in accordance with the Companies Act and Section 78 of our Third Amended and Restated Bye-laws, or the Bye-Laws, our audited financial statements as of and for our fiscal year ended March 31, 2018, will be laid before the Annual Meeting. These financial statements were audited by Ernst & Young LLP. The Audit Committee and the Board have approved these financial statements. There is no requirement under Bermuda law that these statements be approved by shareholders and no such approval will be sought at the Annual Meeting. Copies of these proxy materials have been provided to Ernst & Young LLP, our auditor for our fiscal year ended March 31, 2018, as required by the Companies Act.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” all seven of the nominees to the Board, you may vote “Against” for any nominee you specify or you may abstain from voting. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are described below.

Shareholder of Record: Common Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed printed proxy card, vote by proxy over the telephone or vote by proxy over the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you vote over the internet or telephone, you are not required to mail your proxy card.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the vote control number from the proxy card. Have your proxy card in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on August 30, 2018, to be counted.

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To vote over the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the vote control number from the proxy card. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on August 30, 2018, to be counted.

Beneficial Owner: Common Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Myovant. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Will I be entitled to vote all of my shares at the Annual Meeting?

If your shares are treated as “Controlled Shares” (as described below) of any “United States Person” (as defined under section 957(c) of the Internal Revenue Code of 1986, as amended, or the Code) and such United States Person is treated as owning 9.5% or more of the voting power of all issued shares of Myovant (in the absence of the adjustments to voting rights provided in our Bye-laws and as described below) or otherwise treated as a “United States Shareholder” (as defined under section 951 of the Code) (such United States Person, other than a “9.5% Excluded U.S. Member” as defined in our Bye-laws and below, is referred to as a 9.5% U.S. Member), then the voting rights of your shares that are treated as Controlled Shares of such 9.5% U.S. Member will be reduced, in the aggregate with other Controlled Shares of such 9.5% U.S. Member, to the extent necessary for Controlled Shares of such 9.5% U.S. Member to constitute less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in our Bye-laws. The formula is applied repeatedly until there is no 9.5% U.S. Member.

A “9.5% Excluded Member” is (i) a person who would, as of the time our Bye-laws become effective, be a 9.5% U.S. Member and (ii) a person that is not a U.S. Person, but who would, as of the time our Bye-laws become effective, be a 9.5% U.S. Member if such person was a U.S. Person; provided, however, that when determining if a person would be a 9.5% U.S. Member for purposes of this definition, the exclusion from the definition of a 9.5% U.S. Member for 9.5% Excluded U.S. Members shall be disregarded.

In addition, the Board may limit a shareholder’s voting rights when it deems it appropriate to do so to (1) avoid the existence of any 9.5% U.S. Member; or (2) avoid adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. As provided in our Bye-laws, “Controlled Shares” of a United States Person refer to all shares that such United States Person is treated as owning directly, indirectly or constructively (within the meaning of section 958 of the Code).

The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares are not Controlled Shares of a 9.5% U.S. Member so long as such reallocation does not cause any person to become a 9.5% U.S. Member. The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of shares with reason to believe that it may be a 9.5% U.S. Member in the absence of the adjustments to voting rights provided in our Bye-laws, contact us promptly so that we may determine whether the voting power of such holder’s shares have been or should be reduced.

By voting by proxy, a holder of shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% U.S. Member. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the Board may consider relevant to the determination of the number of shares attributable to any person. The Board may disregard the votes attached to shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains certain discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the shares of any shareholder to ensure that no person will be a 9.5% U.S. Member at any time.

How many votes do I have?

Except as just described, on each matter to be voted upon, you have one vote for each common share you owned as of the close of business on Monday, July 2, 2018.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote in person at the Annual Meeting, do not complete and deliver your proxy card or vote over the internet or telephone, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and certain corporate governance proposals (even if management-supported). Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2, even in the absence of your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

1.	“For” the election of all seven nominees for director; and

2.	“For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, appointment of Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2019, and authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may grant a subsequent proxy by telephone or over the internet.

3.	You may send a timely written notice that you are revoking your proxy to Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

4.	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, or vote over the internet or telephone, is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s Annual General Meeting of Shareholders?

To be considered for inclusion in the proxy materials for next year’s annual general meeting of shareholders, your proposal must be submitted in writing by March 29, 2019 to our Corporate Secretary at Myovant Sciences Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any member submitting a shareholder proposal to be included in our proxy statement must comply with the provisions of SEC rule 14a-8. A member need not be an “Eligible Member” (as defined below) to submit a shareholder proposal to be included in our proxy statement.

If you wish to nominate an individual for election or bring business other than through a shareholder proposal before the next year’s annual general meeting of shareholders that is not to be included in next year’s proxy materials pursuant to the shareholder proposal procedures under the rules and regulations of the Securities and Exchange Commission, or the SEC, you must deliver your notice to our Corporate Secretary at the address mentioned above no earlier than May 3, 2019, and no later than June 2, 2019; provided that if the date of the annual general meeting of shareholders is earlier than August 1, 2019, or later than September 30, 2019, you must submit your proposal to the address mentioned above not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to our shareholders or the date on which public disclosure of the date of the annual general meeting was made. In any of the scenarios mentioned in this paragraph, you must be an Eligible Member (as described below and in our Bye-laws) to submit a proposal, and the notice to the Corporate Secretary must set forth the information specified in our Bye-laws.

For more information, and for the detailed requirements, please refer to the Bye-laws filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission, or the SEC, on February 9, 2018. An “Eligible Member” is defined to mean a shareholder whose Controlled Shares (as described above) constitute three percent (3%) or more of the voting power of all of our issued shares that are eligible to vote at a general meeting and who has held such shares for at least three (3) years or (ii) a group of not more than twenty (20) shareholders whose Controlled Shares that, in each case, have been held for at least three (3) years constitute, in aggregate, three percent (3%) or more of the voting power of all of our issued shares that are eligible to vote at a general meeting.

How are votes counted?

Votes will be counted in the first instance on a show of hands. If a poll is demanded, however, in accordance with the Bye-laws, every person present at the Annual Meeting will have one vote for each common share of which such person is the holder or for which such person holds a proxy (subject to adjustment as provided in “Will I be entitled to vote all of my shares at the Annual Meeting?” above). A poll vote will be taken by ballot if so demanded in accordance with our Bye-laws. With respect to Proposal 1, votes “For” and “Against” and abstentions and broker non-votes will be separately counted. With respect to Proposal 2, votes “For” and “Against” and abstentions will be separately counted.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine” (e.g., election of directors), the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

Both proposals will be decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-laws. Only votes “For” or “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if two or more persons are present at the start of the Annual Meeting and represent in person or by proxy in excess of 50% of our total issued voting shares. On the Record Date, there were 64,891,218 common shares outstanding and entitled to vote. Therefore, the holders of more than 32,445,609 common shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If, within half an hour from the time appointed for the Annual Meeting, a quorum is not present, then the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the Annual Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting will be given to each shareholder entitled to attend and vote thereat in accordance with our Bye-laws.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors. At our special general meeting of shareholders held on February 9, 2018, our shareholders approved the declassification of the Board, so that directors are elected annually rather than for staggered three-year terms. Therefore, beginning with this year’s annual general meeting of shareholders all of our directors will stand for election on an annual basis.

Each of the nominees listed below is a current director who was previously elected by our shareholders, other than Mark Guinan, who was appointed by our Board in accordance with our Bye-laws on July 23, 2018 based on the recommendation by the Nominating and Corporate Governance Committee. Mr. Guinan was initially identified as a director candidate by one of our executive officers. If elected at the Annual Meeting, each of these nominees would serve a one-year term.

As this is an uncontested election, to be elected, a nominee must receive “For” votes representing a majority of the votes cast on that nominee’s election. Any nominee who receives a greater number of votes “Against” than votes “For” such election will not be elected to the Board, and the position on the Board that would have been filled by that director nominee will become vacant.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Myovant. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table identifies the nominees for election and the continuing members of the Board, as well as any position they hold at Myovant, any committee membership and their ages as of July 2, 2018:

				Committee Membership
Name	Age	Position	Director Since	Audit	Compensation	Nominating and Corporate Governance
Mark Altmeyer	57	Director	2016
Terrie Curran	49	Director	2016	Ö	Ö	Ö*
Mark Guinan	56	Director	2018	Ö*	Ö
Keith Manchester, M.D.	49	Director	2016			Ö
Vivek Ramaswamy	32	Chairman of the Board, Director	2016
Kathleen Sebelius	70	Lead Independent Director	2016	Ö	Ö*	Ö
Lynn Seely, M.D.	59	Director and Principal Executive Officer	2016

*	Chairperson of the Committee

Ms. Curran joined the Nominating and Corporate Governance Committee as its chairperson in June 2018, and Dr. Manchester ceased to be its chairperson at that time. Mr. Wayne DeVeydt, who served as a director until July 2018, served on the Audit Committee as its chairperson, and on the Compensation Committee, during the year ended March 31, 2018, and up to the time he left the Board in July 2018.

DIRECTORS WHO STAND FOR ELECTION AT THIS ANNUAL MEETING

Following is a brief biography of each nominee for election.

Mark Altmeyer

Mr. Altmeyer has served as a member of the Board since September 2016. Since October 2016, Mr. Altmeyer has served as the President and Chief Commercial Officer of Axovant Sciences GmbH and he previously served as the President and Chief Commercial Officer of Axovant Sciences, Inc. from March 2015 to October 2016. Both Axovant Sciences GmbH and Axovant Sciences, Inc. are wholly owned subsidiaries of Axovant Sciences Ltd., a biopharmaceutical company. From February 2009 to December 2014, Mr. Altmeyer served as Chief Executive Officer and President of Otsuka America Pharmaceutical, Inc., a pharmaceutical company. Prior to his time at Otsuka, Mr. Altmeyer served in a number of executive leadership roles at Bristol-Myers Squibb Company, including Senior Vice President, Global Commercialization from 2006 to 2008 and Senior Vice President, Neuroscience Business Unit from 2002 to 2005 during the approval and launch of Abilify, a branded drug used to treat multiple psychiatric conditions, including schizophrenia, depression and bipolar disorder. Mr. Altmeyer also currently serves on the non-profit board of Contact of Mercer County. Mr. Altmeyer received his B.A. from Middlebury College and his M.B.A. from Harvard Business School. We believe Mr. Altmeyer’s extensive experience serving in executive leadership roles at pharmaceutical companies qualifies him to serve on the Board.

Terrie Curran

Ms. Curran has served as a member of the Board since November 2016. Since April 1, 2017, Ms. Curran has served as President, Global Inflammation and Immunology Franchise of Celgene Corporation, an American biotechnology company that discovers, develops and commercializes medicines for cancer and inflammatory disorders. Previously, she was Head of Worldwide Markets for the I&I Franchise. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and built the capabilities and recruited the teams that executed the successful U.S. launch of OTEZLA®. Before Celgene, she served as Senior Vice President and General Manager — Global Women’s Health business at Merck and Co., Inc. At Merck, she was responsible for all commercial activities within the global business and led a number of successful global product launches. Prior to Merck, Ms. Curran was a General Manager at Schering-Plough where she successfully launched Remicade in Switzerland and Australia. From March 2014 to March 2017, Ms. Curran served as a director of H. Lundbeck A/S, a global pharmaceutical company specialized in psychiatric and neurological disorders. Ms. Curran received her B.S. and Graduate Diploma of Marketing degrees from the University of Technology in Sydney, Australia. We believe that Ms. Curran’s extensive leadership experience and knowledge of the life sciences industry qualifies her to serve on the Board.

Mark Guinan

Mr. Guinan has served as a member of the Board since July 2018. Since July 2013, Mr. Guinan has served as the Executive Vice President and Chief Financial Officer at Quest Diagnostics Incorporated, a provider of diagnostic information services. From 2010 to 2013, he served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he had served in a number of finance and operations roles in a long career at Johnson & Johnson including 2009 to 2010 as Vice President, Chief Procurement Officer, and 2005 to 2009 as Vice President, Group Finance Pharmaceuticals. Before joining Johnson & Johnson in 1997, he held a number of financial roles at Procter & Gamble. He received his B.A. in Economics from the University of Notre Dame and his M.B.A. from Olin Business School at the Washington University in St. Louis. We believe that Mr. Guinan’s substantial executive management, business development and financial experience qualify him to serve on the Board.

Keith Manchester, M.D.

Dr. Manchester has served on the Board since September 2016. Dr. Manchester currently serves as a Managing Director and Head of Life Sciences for QVT Financial LP, an investment firm, where he has been employed since 2005, and focuses on investments in both publicly-traded and privately-owned life sciences companies.

Prior to joining QVT Financial, Dr. Manchester was Vice President of Business Development from 2002 to 2004 and Director of Business Development from 2000 to 2002 at Applied Molecular Evolution, Inc., a biotechnology company. From 1999 to 2000, Dr. Manchester was an associate at Vestar Capital Partners, a private equity firm. From 1997 to 1999, he was an investment banker in the healthcare group at Goldman, Sachs & Co. Dr. Manchester also currently serves as a director of Arbutus Biopharma Corporation, a biopharmaceutical company, and of Roivant Sciences Ltd., our majority shareholder, and its wholly owned subsidiary, Roivant Sciences, Inc., a drug development and commercialization company. He also currently serves as a member of the Supervisory Board of Medigene, AG, a biotechnology company. Dr. Manchester received his A.B. from Harvard College and his M.D. from Harvard Medical School. We believe Dr. Manchester’s medical background, significant knowledge of the life sciences industry and his experience as a life sciences investor qualify him to serve on the Board.

Vivek Ramaswamy

Mr. Ramaswamy has served as a member of the Board since September 2016, and currently serves as Chairman of the Board. Mr. Ramaswamy is the founder of Roivant Sciences Ltd., a drug development and commercialization company, and currently serves as President and Chief Executive Officer of Roivant Sciences, Inc., a wholly-owned subsidiary of Roivant Sciences Ltd., our majority stockholder, a position he has held since May 2014. From March 2015 to April 2017, Mr. Ramaswamy served as the Principal Executive Officer of Axovant Sciences Ltd., a biopharmaceutical company, and the Chief Executive Officer of its wholly owned subsidiary, Axovant Sciences, Inc. From August 2007 to May 2014, Mr. Ramaswamy was a member of the investment team at QVT Financial LP., a privately-owned investment firm. In addition, in 2007, Mr. Ramaswamy co-founded and served as the President of Campus Venture Network, Inc., a technology company that was acquired in 2009. Mr. Ramaswamy currently serves as a director of Roivant Sciences Ltd., as well as chairman of the board of directors of Axovant Sciences Ltd. and Arbutus Biopharma Corporation, a biopharmaceutical company. Mr. Ramaswamy received his A.B. in Biology from Harvard College and his J.D. from Yale Law School. We believe that Mr. Ramaswamy’s experience as President and Chief Executive Officer of Roivant Sciences, Inc. and as a director of publicly traded biopharmaceutical companies, as well as his experience as a life sciences investor, qualify him to serve on the Board.

Kathleen Sebelius

Ms. Sebelius has served as a member of the Board since September 2016, and currently serves as our Lead Independent Director. From April 2009 to June 2014, Ms. Sebelius served as U.S. Secretary of Health and Human Services, or HHS. As Secretary of HHS, she presided over 11 operating divisions, including the Centers for Disease Control and Prevention, Food and Drug Administration and National Institutes of Health and oversaw the passage and implementation of the Affordable Care Act. From 2003 to 2009, Ms. Sebelius was Governor of Kansas. From 1995 until 2003, Ms. Sebelius held the position of Kansas Insurance Commissioner, and from 1987 to 1995, she served in the Kansas House of Representatives. Ms. Sebelius also currently serves as a director of Dermira, Inc., a medical dermatology company, Humacyte, Inc., a regenerative medical technology company, and Grand Rounds, Inc., a healthcare technology company. Ms. Sebelius received her B.A. in political science from Trinity Washington University and her Master of Public Administration from the University of Kansas. We believe that Ms. Sebelius’ extensive experience in executive leadership and public health qualify her to serve on the Board.

Lynn Seely, M.D.

Dr. Seely has served as a member of the Board since May 2016 and as our Principal Executive Officer and the President and Chief Executive Officer of Myovant Sciences, Inc., our wholly owned subsidiary, since May 2016. From March 2005 to October 2015, Dr. Seely served as Chief Medical Officer of Medivation, Inc., a biopharmaceutical company, where she served on the Executive Committee and led the development of XTANDI® for the treatment of metastatic castration-resistant prostate cancer from IND-enabling studies through to NDA approval and post-approval clinical studies. Dr. Seely was responsible for building the clinical organization at Medivation, Inc., as well as the regulatory, quality, project management, medical affairs and biologics manufacturing functions. Dr. Seely previously served as Vice President of Clinical Development at Anesiva, Inc. (formerly Corgentech), a biopharmaceutical company, and at Cytyc Health Corporation, a medical device company. In addition, she currently serves as a director of Blueprint Medicines Corporation, a biotechnology company. Dr. Seely received her B.A. in Journalism from the University of Oklahoma and her M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital. After serving as Chief Resident in Internal Medicine at Yale University School of Medicine, she completed her basic science and clinical fellowship in endocrinology and metabolism at the University of California, San Diego. We believe that Dr. Seely’s position as our Principal Executive Officer and her extensive prior experience in the biopharmaceutical industry qualify her to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

We are a “controlled company,” within the meaning of applicable NYSE listing rules due to Roivant Sciences Ltd. owning in excess of 50% of our common shares and, as a result, are exempt from the NYSE corporate governance requirements that a majority of the Board be “independent,” and that our Nominating and Corporate Governance Committee and Compensation Committee consist solely of independent directors. Notwithstanding the fact that we may rely on these exemptions, the Board has undertaken a review of the independence of its directors and director nominees. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Currently, the majority of our Board is “independent” as described below.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Myovant, our senior management and our independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NYSE listing rules: Mr. Altmeyer, Ms. Curran, Mr. Guinan and Ms. Sebelius. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making this determination with respect to Mr. Altmeyer, the Board considered the fact that Mr. Altmeyer is the Chief Commercial Officer and President of Axovant Sciences GmbH, which is a subsidiary of a company controlled by Roivant Sciences Ltd., and determined that it was not a material direct or indirect relationship with Myovant. The Board has determined that (1) Dr. Seely, by virtue of her position as our Principal Executive Officer, (2) Dr. Manchester, by virtue of his affiliation with Roivant Sciences Ltd., and (3) Mr. Ramaswamy, by virtue of his affiliation with Roivant Sciences Ltd., are not independent under applicable SEC and NYSE listing rules. In addition, the Board has affirmatively determined that Mr. Wayne DeVeydt, who served as a director from September 2016 to July 2018, was an independent director while serving on our Board during that time.

BOARD LEADERSHIP STRUCTURE

Our corporate governance guidelines provide that the same person may serve as both our Principal Executive Officer and Chairperson of the Board. At the present time, the position of Chairperson of the Board is held by Mr. Ramaswamy and the position of Principal Executive Officer is held by Dr. Seely. The Board believes that, under current circumstances, the separation of the offices of Chairperson and Principal Executive Officer will enhance oversight of management and Board function. This separation is designed to allow Dr. Seely the ability to focus on her responsibilities of running Myovant, enhancing shareholder value and expanding and strengthening our business. Concurrently, Mr. Ramaswamy, as Chairperson of the Board, can focus on leadership for the Board as it provides advice to, and independent oversight of, management.

Ms. Sebelius was designated by the Board as our Lead Independent Director on July 23, 2018. Our corporate governance guidelines provide that the Board may designate an independent director as the Lead Independent Director in its sole discretion. The Lead Independent Director (if one has been designated) will serve at the pleasure of the Board. If one has been designated, the Lead Independent Director’s duties include among other things: establishing the agenda for meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over any portions of meetings of the Board evaluating the performance of the Board; and coordinating the activities of the other independent directors and perform such other duties the Board may establish or delegate.

At the present time, the Board believes that the current Board members, together with our management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee our business and affairs. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting us at any given time. Notwithstanding the foregoing, the non-management directors of the Board regularly participate in executive sessions outside of the presence of any management directors or other members of our management.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee of the Board also monitors risk assessment and risk management, including privacy and data security, compliance with legal and regulatory requirements, and is responsible for oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct and whether they are effective in privacy and data security law compliance. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS; ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Board met seven times during our fiscal year ended March 31, 2018. The Audit Committee met eleven times, the Compensation Committee met five times, and the Nominating and Corporate Governance Committee met four times, during our fiscal year ended March 31, 2018. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable NYSE listing rules, in our fiscal year ended March 31, 2018, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. The non-management directors determined at each executive session a non-management director to preside over such executive session. Our policy is that directors are invited, but not required, to attend any general meeting of shareholders. One director attended our 2017 Annual Meeting of Shareholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Below is a description of each of these committees. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Copies of the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each as adopted by the Board, are available on our website at http://investors.myovant.com/corporate-governance/governance-documents.

The Board has determined that each member of each committee, other than Dr. Manchester, meets the applicable NYSE rules and regulations regarding “independence” and each such member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Myovant.

Audit Committee

The Audit Committee currently consists of Ms. Curran, Mr. Guinan and Ms. Sebelius. During the year ended March 31, 2018, the Audit Committee consisted of Mr. DeVeydt, Ms. Curran and Ms. Sebelius The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that each of Ms. Curran, Mr. Guinan and Ms. Sebelius satisfies the independence requirements for audit committee members under applicable NYSE listing rules and Rule 10A-3 of the Exchange Act, as did Mr. DeVeydt while he served on the Audit Committee.

All members of the Audit Committee meet the requirements for financial literacy under applicable SEC rules and regulations. The Board has also determined that Mr. Guinan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations, and has the requisite financial sophistication as defined under the applicable NYSE listing rules. The Board made a qualitative assessment of Mr. Guinan’s level of knowledge and experience based on a number of factors, including his formal education and prior experience. While Mr. DeVeydt served on the Audit Committee, the Board had also determined that Mr. DeVeydt qualified as an “audit committee financial expert.”

The principal duties and responsibilities of the Audit Committee include:

•	recommending and retaining an independent registered public accounting firm to serve as our independent auditors, for purposes of the Companies Act, overseeing our independent auditors’ work and determining our independent auditors’ compensation;

•	evaluating the performance of and assessing the qualifications of our independent auditors;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	assessing and taking other appropriate action to oversee the independence of our independent auditors;

•	reviewing the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and recommending to the Board whether such financial statements should be so included;

•	reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditor’s review of our quarterly financial statements, including, as appropriate, a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the SEC;

•	reviewing and discussing with management and our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and management, including risks related to our accounting matters, financial reporting and legal and regulatory compliance, and reviewing and discussing with management, as appropriate, insurance programs;

•	conferring with management and our independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	assisting the Board in the oversight and the design and implementation of our internal audit function and, upon adoption of our internal audit function, coordinating the Board’s oversight of the performance of our internal audit function;

•	reviewing and approving or rejecting transactions between us and any related persons; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for our fiscal year ended March 31, 2018 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2018.

Mr. Wayne DeVeydt**

Ms. Terrie Curran

Ms. Kathleen Sebelius

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

** During our fiscal year ended March 31, 2018, the Audit Committee members were Mr. DeVeydt, who was the Chair of the Audit Committee, Ms. Curran and Ms. Sebelius. Mr. DeVeydt ceased to be a member of the Audit Committee on July 23, 2018, and Mr. Guinan was appointed as a member and the Chair of the Audit Committee as his successor on the same day. Mr. Guinan did not participate in the preparation or review of or recommendation of the financial statements included in Myovant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Compensation Committee

The Compensation Committee currently consists of Ms. Curran, Mr. Guinan and Ms. Sebelius. During the year ended March 31, 2018, the Compensation Committee consisted of Mr. DeVeydt, Ms. Curran and Ms. Sebelius. The Board has determined that each of Ms. Curran, Mr. Guinan and Ms. Sebelius is “independent,” as independence is currently defined in applicable NYSE listing rules, and that all members of the Compensation Committee are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee of the Board acts on behalf of the Board to, among other things, oversee our compensation strategy, policies, plans and programs and to review and determine the compensation to be paid to our executive officers. In general, the Compensation Committee of the Board performs the same policy- and compensation-setting functions for our subsidiaries and their executive officers as it does for us, and references herein to our personnel, policies, plans and programs include those of our subsidiaries as well. The principal duties and responsibilities of the Compensation Committee include:

•	reviewing, modifying and approving our overall compensation strategy and policies, including: (a) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (b) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (c) establishing policies with respect to equity compensation arrangements; (d) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and (e) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate;

•	establishing and approving individual and corporate goals and objectives of our Principal Executive Officer and our other executive officers and senior management and evaluating performance of the Principal Executive Officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members; and

•	adopting, amending, administering, and terminating our equity compensation plans, pension and profit sharing plans, bonus plans, deferred compensation plans and similar programs.

Compensation Committee Processes and Procedures

Pursuant to the charter of the Compensation Committee, the Compensation Committee is required to meet at least once annually and can meet with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Vice President, Human Resources, General Counsel and Principal Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information, to provide advice or to otherwise participate in Compensation Committee meetings. The Principal Executive Officer may not participate in, or be present during, the voting or deliberations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Myovant.

In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants that any member of the Compensation Committee deems necessary or appropriate in the discharge of his or her responsibilities. If the Compensation Committee chooses to retain or obtain the advice of a compensation consultant, independent legal counsel, or other advisor, it has the direct responsibility for the appointment, compensation and oversight of the work of such party, and we will provide for appropriate funding, as determined by the Compensation Committee, for the payment to such party. In addition, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms, all at our expense. Under the charter, the Compensation Committee may select a compensation consultant, legal counsel or other advisor (other than in-house legal counsel and certain other types of advisors) only after taking into consideration all factors relevant to that party’s independence from management, including the six factors prescribed by the SEC and NYSE; however, there is no requirement that any advisor be independent.

In connection with our initial public offering in October 2016, the Compensation Committee engaged Radford, a national compensation consulting firm, to provide executive compensation advisory services. During our fiscal year ended March 31, 2018, the Compensation Committee worked with Radford until October 2017, and conducted benchmarking analysis for the purposes of determining executive compensation levels.

In October 2017, the Compensation Committee engaged Compensia, a national compensation consulting firm, as its compensation consultant to replace Radford. Following its engagement, Compensia provided the following assistance to the Compensation Committee:

•	reviewed and updated the peer group of comparable public companies for purposes of determining executive and board compensation levels;

•	analyzed the compensation levels and practices of the companies in our compensation peer group;

•	reviewed the competitiveness of compensation paid to our executive officers including base salary, annual cash incentive awards and long-term incentive awards;

•	reviewed and provided input on the design of the annual and long-term incentive compensation programs offered to our executive officers and other executives;

•	analyzed Board of Director compensation practices for peer companies and reviewed the competitiveness of compensation paid to directors.

•	provided ad hoc advice and support including related to severance and Change in Control agreements, aggregate equity utilization (burn rate/overhang) and broad-based employee cash and equity compensation.

Both Radford and Compensia reported directly to the Compensation Committee and provided no services to us other than the consulting services to the Compensation Committee. Prior to retaining these consultants, the Committee considered the six factors prescribed by the SEC and NYSE.

The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held during the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels, and the establishment of performance objectives for the current year. For executives other than the Principal Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Principal Executive Officer. The evaluation of the performance of the Principal Executive Officer is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, company share performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Curran, Mr. DeVeydt, and Ms. Sebelius was a member of the Compensation Committee during our fiscal year ended March 31, 2018. No member of the Compensation Committee is an officer or employee of Myovant, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of, and during the year ended March 31, 2018 consisted of, Ms. Curran, Ms. Sebelius and Dr. Manchester. The Board has determined that each of Ms. Curran and Ms. Sebelius is “independent,” as independence is currently defined in applicable NYSE listing rules. The principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board;

•	reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the Board;

•	reviewing, discussing and assessing the performance of the Board, including Board committees, such assessment to include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of Myovant and its shareholders, specific areas in which the Board and/or management believe contributions could be improved, overall Board composition and makeup, including the reelection of current Board members, and the independence of directors;

•	overseeing the Board’s committee structure and operations, evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees, and recommending to the Board the membership of each such committee;

•	reviewing, discussing and assessing our corporate governance principles;

•	reviewing our policy statements to determine adherence to our Code of Business Conduct and Ethics; and

•	overseeing and reviewing the processes and procedures we use to provide accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also would consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Myovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and Myovant, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Though the Board or the Nominating and Corporate Governance Committee has not established a formal policy with regard to consideration of director candidates recommended by shareholders, the Board believes that such the procedures set forth in Myovant’s Bye-laws, currently in effect, are currently sufficient and that the establishment of a formal policy is not necessary.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may do so by sending written communications to the Board or such director at Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Corporate Secretary will forward each communication to our Principal Financial Officer or his or her designee, and the communication will be further forwarded to the Board or individual directors to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the communication will be discarded.

In addition to shareholder communications with directors, any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Board has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, that applies to all of our directors, officers, employees, consultants and independent contractors. The Code of Conduct is available on our website at http://investors.myovant.com/corporate-governance/governance-documents. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or otherwise as required by applicable law and NYSE listing requirements.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines to establish the authority and practices to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices that the Board intends to follow with respect to a number of areas, including its composition and selection, role, meetings, committees, access to management and use of outside advisors, Principal Executive Officer evaluation and succession planning, and board assessment and compensation. The Corporate Governance Guidelines may be viewed at http://investors.myovant.com/corporate-governance/governance-documents.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM, APPOINTMENT OF AUDITOR FOR STATUTORY PURPOSES AND

AUTHORIZATION FOR THE BOARD TO SET AUDITOR REMUNERATION

On June 7, 2018, the Audit Committee of the Board selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2019. The Audit Committee is submitting the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. In addition, under Bermuda law, our shareholders have the right to appoint our auditor. Therefore, we are also submitting for approval at the Annual Meeting the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Companies Act until the close of the next Annual Meeting, and authorization for the Board, acting through the Audit Committee, to determine the remuneration of Ernst & Young LLP in that capacity.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for our fiscal year ended March 31, 2018, and for the fiscal year ended March 31, 2017. Ernst & Young LLP served as the independent registered public accounting firm for each of those periods.

Fee Category	Fiscal Year Ended March 31, 2018	Fiscal Year Ended March 31, 2017
Audit Fees (1)	$648,500	$192,500
Tax Fees (2)	10,000	—

Total Fees	$658,500	$192,500

(1)	Includes fees for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K for the applicable fiscal year, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including review of certain equity awards, consents and comfort letters associated with registration statements on Form S-3 and Form S-8, and applicable amendments thereto, services relating to our financing matters, and statutory audits of certain of our subsidiaries. All services described above were pre-approved by the Audit Committee.
(2)	Includes fees for professional services related to tax compliance and reporting.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast by the holders of our common shares present in person or represented by proxy at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, appoint Ernst & Young LLP as our auditor for statutory purposes for our fiscal year ending March 31, 2019, and authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP. Abstentions will not affect the outcome of the vote on this proposal.

If the shareholders do not approve the appointment of Ernst & Young LLP and the Audit Committee’s authority to set Ernst & Young LLP’s remuneration, the Audit Committee will consider the appointment of another auditor to be approved by the shareholders. We expect that representatives of Ernst & Young LLP will be present by telephone at the Annual Meeting. They will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of July 2, 2018:

Name (1)	Age	Position
Lynn Seely, M.D.	59	Principal Executive Officer and Director; Chief Executive Officer of Myovant Sciences, Inc.
Frank Karbe	50	Principal Financial and Accounting Officer; Chief Financial Officer of Myovant Sciences, Inc.
Matthew Lang	42	General Counsel and Corporate Secretary of Myovant Sciences, Inc.
Juan Camilo Arjona Ferreira, M.D.	48	Chief Medical Officer of Myovant Sciences, Inc.

(1)

Each of our executive officers is an employee of Myovant Sciences, Inc., our wholly owned subsidiary. Such employee provides services to us pursuant to an intercompany services agreement between us and Myovant Sciences, Inc.

Following is a brief biography of each of our executive officers who are not also directors. A biography of Dr. Seely is set forth above under “Proposal 1, Election of Directors.”

Frank Karbe

Mr. Karbe has served as our Principal Financial and Accounting Officer and as the interim Chief Financial Officer of Myovant Sciences, Inc. since September 2016 and was appointed as Myovant Sciences, Inc.’s non-interim Chief Financial Officer in April 2017. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform, where he was responsible for leading the operational and financial functions. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. During his tenure at Exelixis, Inc., Mr. Karbe was responsible for leading the finance organization, internal and external communications, business development, information technology, corporate strategy and various other operational functions. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs& Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.

Matthew Lang

Mr. Lang has served as General Counsel and Corporate Secretary of Myovant Sciences, Inc. since July 2017. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc., a biopharmaceutical company, where he worked from November 2009 to July 2017. At Gilead, in addition to leading core functions within the legal department, Mr. Lang was a member of the company’s Corporate Operating Group, Global Legal Leadership Team and the Global Compliance Committee. Prior to Gilead, from 2003 to 2009, Mr. Lang was an attorney at Dechert LLP in New York City, where he represented companies and executives in regulatory enforcement matters, internal investigations, criminal defense matters, labor disputes, and other civil litigation and appeals. Mr. Lang served as a member of the board of directors of the United Way Bay Area from 2015 to 2018. Mr. Lang received his B.A. in Classical Studies from Queen’s University at Kingston, Canada and his J.D. from the University of Pennsylvania Law School.

Juan Camilo Arjona Ferreira, M.D.

Dr. Arjona Ferreira has served as Chief Medical Officer of Myovant Sciences, Inc. since July 2017. From March 2014 to July 2017, Dr. Arjona Ferreira was Senior Vice President, Clinical Development at Shionogi Inc., a pharmaceutical company, where he served on its U.S. Senior Leadership Team and the Global Scientific Committee and was responsible for leading its U.S. Clinical Development organization. From July 2002 to March 2014, Dr. Arjona Ferreira spent over a decade at Merck & Co., Inc., a pharmaceutical company, where he held positions of increased responsibility, the last being Executive Director of Clinical Research in Women’s Health and led the product development teams for all programs in contraception and women’s health. He received his M.D. and completed his postgraduate specialist training in Obstetrics and Gynecology at Colegio Mayor del Rosario in Bogota, Colombia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common shares as of May 15, 2018, by: (1) all those known by us to be beneficial owners of more than 5% of our common shares; (2) each of the executive officers named in the Summary Compensation Table; (3) each of our directors; and (4) all of our executive officers and directors as a group. Except as set forth below, the principal business address of each such person or entity is c/o Myovant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Shareholders:
Roivant Sciences Ltd. (2)	38,341,357	59.1%
Takeda Pharmaceuticals International AG (3)	7,420,625	11.4
BB Biotech AG (4)	3,507,882	5.4

Named Executive Officers and Directors:
Lynn Seely, M.D. (5)	1,792,333	2.8
Frank Karbe (6)	148,721	*
Matthew Lang	—	—
Mark Altmeyer (7)	26,963	*
Terrie Curran (8)	20,642	*
Wayne DeVeydt (9)	28,399	*
Mark Guinan	—	—
Keith Manchester, M.D.	—	—
Vivek Ramaswamy	—	—
Kathleen Sebelius (10)	23,463	*
All current directors and executive officers as a group (11 persons) (11)	2,040,521	3.1%

*	Represents beneficial ownership of less than 1%.

(1)

This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 64,875,000 common shares outstanding on May 15, 2018, adjusted as required by rules promulgated by the SEC. Common shares issuable by us pursuant to options held by the respective persons which may be exercised within 60 days following May 15, 2018, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	As reported in a Schedule 13D/A with the SEC on April 4, 2018, Roivant Sciences Ltd. (“Roivant”) directly owns and has voting and dispositive power over 38,341,357 common shares. Under Roivant’s internal governance arrangements, dispositive decisions of Roivant require approval by a majority of the directors of Roivant, including (a) at least two independent directors (as defined in Roivant’s internal governance documents) or (b) if there is only one independent director, that sole independent director. Patrick Machado and Andrew Lo are each currently serving as independent directors of Roivant and therefore may each be deemed to share dispositive power over, and to be an indirect beneficial owner of, the common shares directly beneficially owned by Roivant. In addition, Roivant’s internal governance documents provide that four principal shareholders of Roivant, Dexxon, Viking, QVT and SVF (each as defined below), voting unanimously, have the right to override certain decisions of the board of directors of Roivant, including with respect to dispositions of our common shares. Accordingly, Dexxon Holdings Limited, Dexcel Pharma Technologies Ltd. and their sole shareholder, Dan Oren (collectively, “Dexxon”), Viking Global Investors LP, Viking Global Performance LLC, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund GP LLC, Viking Long Fund Master Ltd., Viking Global Opportunities GP LLC, Viking Global Opportunities Portfolio GP LLC, Viking Global Opportunities Illiquid Investments Sub-Master LP, O. Andreas Halvorsen, Rose S. Shabet and David C. Ott (collectively, “Viking”) and QVT Financial LP, QVT Financial GP LLC, QVT Associates GP LLC, QVT Fund V LP (collectively, “QVT”) and SVF Investments (UK) Limited, SVF Holdings (UK) LLP, SoftBank Vision Fund L.P. and SVF GP (Jersey) Limited (collectively, “Softbank”) may each be deemed to have shared dispositive power, and therefore, beneficial ownership, over the common shares owned directly by Roivant. The principal business address of Roivant, Mr. Machado and Mr. Lo is Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom. The principal executive offices of Dexxon are 1 Dexcel Street, Or Akiva, 3060000, Israel. The principal executive offices of Viking are 55 Railroad Avenue, Greenwich, Connecticut 06830. The principal executive offices of QVT are c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The principal executive offices of SoftBank are 69 Grosvenor Street, London, United Kingdom W1K 3JP, other than SVF GP (Jersey) Limited, whose principal executive offices are Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey JE4 0QH.
(3)	As reported in a Schedule 13G filed with the SEC on March 29, 2018, each of Takeda Pharmaceutical Company Limited (referred to herein as “TPC”), Takeda A/S (Denmark), (“TAS”), Takeda Pharma A/S (Denmark) (“TPAS”), Takeda Europe Holdings B.V. (Netherlands) (“TEHBV”), Takeda Pharmaceuticals U.S.A., Inc. (“TPUSA”), Takeda Pharmaceuticals International AG (“TPIZ”), and Millennium Pharmaceuticals, Inc. (“Millennium”) has shared voting and dispositive power over these common shares. The principal business office of such entities are: TPC is at 12-10, Nihonbashi 2-Chome, Chuo-Ku, Tokyo, M0, 103-8668; TAS is at Dybendal Alle 10, 2630, Taastrup, G7; TPAS is at Dybendal Alle 10, 2630, Taastrup, G7; TEHBV is at Jupiterstraat 250, 2132 HK; TPUSA is at One Takeda Parkway, Deerfield, IL 60015; TPIZ is at Thurgauerstrasse 130, 8152 Glattpark-Opfikou, Zurich, V8 8152; Millennium is at 40 Landsdowne Street, Cambridge, MA 02139. On March 19, 2018, TPIZ sold 7,420,625 Common Shares of the Issuer to Millennium. Millennium is owned by TPUSA; 41.05% of the outstanding common stock of TPUSA is owned by TPIZ and 58.95% of the outstanding common stock of TPUSA is owned by TPC; 86.831% of the outstanding shares of TPIZ are owned by TPAS and 13.1680% of the outstanding shares of TPIZ are owned by TEHBV; TPAS is owned by TAS; 76.09% of the outstanding shares of TAS are owned by TPC and 23.91% of the outstanding shares of TAS are owned by TEHBV. TEHBV is wholly-owned by TPC.
(4)

As reported in a Schedule 13G/A filed with the SEC on February 14, 2018, BB Biotech AG, or BB Biotech, and Biotech Target N.V., or Biotech Target, a wholly owned subsidiary of BB Biotech, have shared voting power and shared dispositive power over 3,507,882 common shares. The principal business office of BB

Biotech is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland. The principal business office of Biotech Target is Snipweg 26, Curacao.
(5)	Consists of (i) 1,692,333 common shares, and (ii) 100,000 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(6)	Represents 148,721 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(7)	Consists of (i) 3,500 common shares, and (ii) 23,463 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(8)	Represents 20,642 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(9)	Represents 28,399 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(10)	Represents 23,463 common shares issuable upon exercise of an option exercisable within 60 days after May 15, 2018.
(11)	Consists of shares beneficially owned by executive officers and directors, including the shares described in footnotes 5 through 10 above. For purposes of this calculation, we have included both Mr. DeVeydt, who was a director at the time of effective date of this table, as well as Mr. Guinan, who is a current director but who does not beneficially own any shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Myovant. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended March 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that one Form 4 for Mark Altmeyer was inadvertently filed late.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth, for our fiscal year ended March 31, 2018, which we refer to as our 2017 fiscal year, and for the fiscal year ended March 31, 2017, which we refer to as our 2016 fiscal year, compensation awarded or paid to, or earned by, our Principal Executive Officer and our two other most highly compensated executive officers as of March 31, 2018, who are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Lynn Seely, M.D.	2017	525,569	(2)	—		7,999,094		3,404,171	230,400	—		12,159,234
Principal Executive Officer	2016	251,154		—		5,756,363	(3)	—	200,000	—		6,207,517
Frank Karbe (4)	2017	367,700		200,000	(4)	—		1,702,086	184,000	11,846	(4)	2,465,632
Principal Financial and Accounting Officer	2016	159,231		—		—		2,783,811	—	—		2,943,042
Matthew Lang (5) General Counsel	2017	264,193		100,000	(5)	—		2,346,492	131,000	68,108	(5)	2,909,793

(1)

Amounts reported in this column do not reflect the amounts that will be realized by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock award or option award granted to the named executive officers during the indicated fiscal year, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, No. 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2018. Our named executive officers will only realize compensation with respect to stock options to the extent the trading price of our common shares is greater than the exercise price of such stock options.

(2)	The amount included in the column titled “Salary” includes $13,269 in accrued Paid Time Off, or PTO, paid upon implementation of our unlimited PTO policy during our fiscal year ended March 31, 2018.
(3)

This amount does not include the value of an equity award of 66,845 restricted stock units in Roivant Sciences Ltd. (the “RSL RSUs”) granted to Dr. Seely during our fiscal year ended March 31, 2017, as more fully described in the table titled “Outstanding Equity Awards as of March 31, 2018” below. These RSL RSUs will vest to the extent certain performance criteria are achieved and certain liquidity conditions are satisfied within specified years of the grant date, provided Dr. Seely has provided continued service to Roivant Sciences Ltd., or one of its subsidiaries, such as Myovant, through such date. As of the grant date, the RSL RSUs’ performance criteria were deemed not probable of occurring, therefore no share-based compensation expense has been recorded related to these RSL RSUs. Assuming that all of the vesting conditions to these RSL RSUs were met, the value of these RSL RSUs as of the grant date would have been $930,482.

(4)

Mr. Karbe’s employment with Myovant Sciences, Inc. commenced in September 2016. The amount in the column titled “Bonus” represents (a) a sign-on bonus of $50,000 paid to Mr. Karbe upon his becoming non-interim Chief Financial Officer in April 2017, and (b) a one-time discretionary performance bonus of $150,000 paid on the one-year anniversary of his initial start date as interim Chief Financial Officer. The amount in the column titled “All Other Compensation” represents (a) relocation expenses paid by Myovant of $11,754; and (b) a life insurance premium paid by Myovant for Mr. Karbe in the amount of $92.

(5)

Mr. Lang’s employment with Myovant Sciences, Inc. commenced in July 2017. The amount in the column titled “Bonus” represents a sign-on bonus. The amount in the column titled “All Other Compensation” represents “gross-up” tax reimbursement in connection with the sign-on bonus.

NARRATIVE TO SUMMARY COMPENSATION TABLE

We review compensation annually for all employees, including our executive officers and employees of our subsidiaries. Myovant Sciences Ltd. currently has no employees, and when we refer to our employees we mean the employees of our subsidiaries. In setting executive base salaries and bonuses and granting equity incentive awards, the Compensation Committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders and a long-term commitment to us. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of the Board has historically determined compensation for our executive officers. The Compensation Committee typically reviews and discusses proposed compensation with the Principal Executive Officer for all executive officers other than the Principal Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. The Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. The Compensation Committee engaged Radford between October 2016 to October 2017, and has engaged Compensia since October 2017 to serve as its compensation consultant.

Evaluation of Market Competitiveness

The Compensation Committee considers multiple data sources in making decisions about executive compensation. In general, the Compensation Committee aims to position target total direct compensation within a reasonable range of the market 50th percentile. However, market data is not applied in a formulaic manner and other factors may have an equal or greater impact on compensation decisions.

For example, the positioning of an executive officer’s individual pay may be above or below the market median based on factors such as experience and proficiency as well as attraction, retention and succession planning requirements. Compensation history, as well as prior and expected performance and related reward payouts, are also considered in establishing new pay levels. In addition, the positioning of each element of compensation may vary based on broader considerations, such as the desired pay mix for certain roles, the impact of compensation decisions on accounting expense or shareholder dilution, or the need to tailor the compensation package to compete with a broader set of competitors for talent.

Peer Group Comparison

The Compensation Committee uses a group of peer companies to understand the competitive market for executive talent and to evaluate the effectiveness of our executive compensation programs. The Compensation Committee selects peer companies primarily based on industry similarity, developmental stage and company size. To attract, retain and engage high performing leaders, we believe that our compensation peer group needs to be aligned with our strategic vision and include companies that:

•	represent an appropriate range from a size and scope perspective;

•	operate in the biopharmaceutical industry;

•	are generally at a similar stage of development; and

•	are talent competitors.

Based on the recommendation of Compensia, the Compensation Committee adopted the following peer group companies for the purposes of determining executive compensation based on the criteria outlined above:

Acceleron Pharma Inc.	Epizyme, Inc.	Revance Therapeutics, Inc.
Achaogen, Inc.	Esperion Therapeutics, Inc.	Sage Therapeutics, Inc.
Aerie Pharmaceuticals, Inc.	Intrexon Corporation	Sangamo Therapeutics, Inc.
Aimmune Therapeutics, Inc.	Global Blood Therapeutics, Inc.	Spark Therapeutics, Inc.
Alder BioPharmaceuticals, Inc.	Intra-Cellular Therapies, Inc.	TG Therapeutics, Inc.
Array BioPharma Inc.	MacroGenics, Inc.	Xencor, Inc.
Dermira, Inc.	MyoKardia, Inc.	Ziopharm Oncology, Inc.

Annual Base Salaries

We provide our executive officers with a base salary to compensate them for services rendered to Myovant and/or its subsidiaries for each fiscal year. Base salary amounts are established based on a number of factors, including the scope of the executive officer’s responsibilities, years of service and the Compensation Committee’s consideration of the competitive market based on, among other things, experience with other companies and our industry, base pay increase trends for executives, individual competitiveness, and benchmarking analysis provided by Compensation Committee’s compensation consultants. Base salaries are evaluated annually for all executive officers. In addition to the factors above, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to Myovant. Consideration of these individual factors encourages our executives to improve their individual performances.

Dr. Seely commenced employment as our Principal Executive Officer and the President and Chief Executive Officer of Myovant Sciences, Inc. in May 2016. During our fiscal year ended March 31, 2018, her annual base salary was $512,300. Mr. Karbe commenced employment as interim Chief Financial Officer of Myovant Sciences, Inc. in September 2016 and became our Principal Financial Officer and Chief Financial Officer of Myovant Sciences, Inc. in April 2017. During the fiscal year ended March 31, 2018, his annual base salary was $367,700. Mr. Lang commenced employment as our General Counsel and General Counsel and Corporate Secretary of Myovant Sciences, Inc. in July 2017. During our fiscal year ended March 31, 2018, his annual base salary was $367,000.

Annual Cash Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and individual performance criteria each fiscal year. The target cash bonus is a percentage of an executive officer’s base salary, subject to the achievement of individual performance criteria to be determined by the Board or the Compensation Committee, as well as overall company performance criteria. For our fiscal year ended March 31, 2018, the target cash bonus for each of Dr. Seely, Mr. Karbe and Mr. Lang as a percentage of their respective base salaries was 50%, 50% and 45%, respectively. For our fiscal year ended March 31, 2018, the target cash bonuses were awarded based on the achievement of individual performance criteria for each executive officer and overall company performance. Based on the level of achievement of Myovant and individual performance criteria for each respective executive officer for our fiscal year ended March 31, 2018, the Compensation Committee awarded Dr. Seely, Mr. Karbe and Mr. Lang their respective performance-based bonuses, the actual amount of which for each of them is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Mr. Lang’s bonus amount was paid on a pro-rata basis for his service period during such fiscal year. Mr. Karbe also received a sign-on bonus of $50,000 in April 2017 when he became our non-interim Chief Financial Officer, and also received a one-time discretionary performance bonus of $150,000 on September 27, 2017, the one-year anniversary of his initial start date as interim Chief Financial Officer of Myovant Sciences, Inc., which are both included in the column titled “Bonus” in the Summary Compensation Table” above. Mr. Lang also received a sign-on bonus of $100,000 when he commenced employment with us in July 2017, which is included in the column titled “Bonus” in the Summary Compensation Table” above.

Equity Incentives

The goals of our long-term incentive compensation opportunities in the form of equity awards are to incentivize and reward long-term corporate and individual performance based on the value of our common shares and, thereby, to align the interests of our executive officers with those of our shareholders. Generally, the Compensation Committee grants annual equity awards once a year, unless otherwise specified by the Board or the Compensation Committee. In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee considers performance of Myovant and individual performance of executive officers and also takes into consideration of benchmarking analysis provided by Compensation Committee’s compensation consultants. We believe that our use of equity awards also encourages the retention of our executive officers because the vesting of their awards requires continued employment (except in some cases following termination of employment or a change in control of Myovant which is described in the section titled “Employment, Severance and Change in Control Arrangements” below).

Our 2016 Equity Incentive Plan authorizes us to make grants to eligible recipients of incentive and nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock and cash awards and other stock awards. To date, all of our awards under this plan have been in the form of restricted stock, restricted stock units and stock options.

We generally grant stock options on the 15th or next business day of the month after the date of hire. The stock option exercise price and grant date fair value are established based on the closing price of our common shares on the date of grant. The shares underlying options granted under our 2016 Equity Incentive Plan typically vest

1/4 one year from the date of hire and the remaining shares vest in 12 equal quarterly installments thereafter, provided the recipient has provided continuous service to us through such date.

During our fiscal year ended March 31, 2018, pursuant to Dr. Seely’s employment agreement with Myovant Sciences, Inc., in May 2017, she received a restricted stock award of 564,111 common shares with a grant date of May 31, 2017, which vest based on our stock price (based on a continuous five-day volume-weighted average price), as follows: 1/3 of the shares will vest if our stock price exceeds $30.00 per share, an additional 1/3 of the shares will vest if our stock price exceeds $60.00 per share, and the final 1/3 of the shares will vest if our stock price exceeds $90.00 per share, provided she has provided continuous service through the time each vesting milestone is achieved. In May 2017, the Compensation Committee approved annual option grants for our fiscal year ended March 31, 2018, to purchase 400,000 and 200,000 of our common shares to Dr. Seely and Mr. Karbe, respectively. Each of these grants had a grant date of May 15, 2017 had an exercise price of $12.68 per share and vests as to 1/4 of the underlying common shares on the first anniversary date of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided each executive officer respectively, has provided continuous service to us through each such date.

In July 2017, in connection with Mr. Lang’s employment, pursuant to his employment agreement with Myovant Sciences, Inc., he received an option grant to purchase 310,000 common shares with a grant date of July 17, 2017, and an exercise price of $11.30 per share, which vests as to 1/4 of the underlying shares on the first anniversary date of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided he has provided continuous service to us through each such date.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2018

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2018. All awards were granted under our 2016 Equity Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Lynn Seely, M.D.	—	400,000	(1)	12.68	05/14/2027	—		—		—		—
	—	—		—	—	—		—		66,845	(2)	930,482	(3)
	—	—		—	—	634,624	(4)	13,498,452	(5)	—		—
	—	—		—	—	—		—		564,111	(6)	11,998,641	(5)
Frank Karbe	84,618	141,026	(7)	5.11	09/20/2026	—		—		—		—
	—	200,000	(1)	12.68	05/14/2027	—		—		—		—
Matthew Lang	—	310,000	(1)	11.30	07/16/2027	—		—		—		—

(1)

This option vests as to 1/4 of the underlying shares on the first anniversary date of the grant date with the remaining shares vesting in 12 equal quarterly installments thereafter, provided each recipient, respectively, has provided continuous service to us through each such date. The grant dates for these options were as follows: Dr. Seeley and Mr. Karbe, May 15, 2017; Mr. Lang, July 17, 2017.

(2)

Represents the RSL RSUs. These RSL RSUs will vest to the extent certain performance criteria are achieved and certain liquidity conditions are satisfied within specified years of the grant date, provided Dr. Seely has provided continued service to Roivant Sciences Ltd., or one of its subsidiaries, such as Myovant, through such date.

(3)	Significant judgment and estimates were used to estimate the fair value of the RSL RSUs, as they are not publicly traded. The fair value was estimated based on various corporate event-based considerations, including certain thresholds for future financing and liquidity events of Roivant Sciences Ltd. as defined in the applicable agreement and Monte Carlo simulation.
(4)	These restricted common shares vested as to 1/4 of such shares on May 31, 2017, with the remaining shares having vested and will continue to vest in 12 equal quarterly installments thereafter, provided Dr. Seely has provided continuous service to us through each such date.
(5)	The market value of restricted common shares that have not vested is calculated based on the fair market value of $21.27 per share which is the closing price of our common shares on March 29, 2018, the last trading day of our fiscal year ended March 31, 2018.
(6)	These restricted shares will vest based on our stock price (based on a continuous five-day volume-weighted average price), as follows: 1/3 of the shares will vest if our stock price exceeds $30.00 per share, an additional 1/3 of the shares will vest if our stock price exceeds $60.00 per share, and the final 1/3 of the shares will vest if our stock price exceeds $90.00 per share, provided Dr. Seely has provided continuous service through the time each vesting milestone is achieved.
(7)	This option vested as to 1/8 of the underlying shares on each of March 31, 2017, and September 21, 2017, with the remaining shares having vested and will continue to vest in 12 equal quarterly installments thereafter measured from September 21, 2017, provided Mr. Karbe has provided continuous service to us through each such date.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Each of Dr. Seely, Mr. Karbe and Mr. Lang is employed by our wholly owned subsidiary, Myovant Sciences, Inc., and provides services to us pursuant to an intercompany services agreement. Myovant Sciences, Inc. has an employment agreement with each of them that sets forth the initial terms and conditions of employment. These agreements provide for at-will employment and set forth the officer’s initial annual base salary, initial performance bonus target opportunity, initial equity incentive grant, terms of severance and eligibility for employee benefits. For the purposes of this discussion, references to “Myovant,” “we,” “us” and “our” will be deemed to refer to Myovant Sciences, Inc. as context requires.

Under each of the employment agreements of Dr. Seely, Mr. Karbe, and Mr. Lang, such executive officer is eligible for the following severance and change in control benefits, conditioned upon delivering a release of claims in our favor:

•	If we terminate the executive officer’s employment without cause or the executive officer resigns for good reason, then we will pay him or her any earned but unpaid base salary accrued through the date of termination, at the rates then in effect; provided, however, that if the executive officer executes a nonrevocable waiver and release of claims in our form and allows it to become effective in accordance with its terms, then we will pay the executive officer a cash payment equal to the sum of his or her annual base salary and annual bonus target opportunity and will also reimburse the officer for continued medical coverage for one year if he or she timely elects such continued coverage.

•	In the case of Dr. Seely, if she is terminated without cause or resigns for good reason, then 50% of her then-unvested and outstanding equity awards will vest. However, if she is terminated without cause or resigns for good reason within 18 months after a change in control of Myovant, then 100% of her then-unvested and outstanding equity awards will vest.

•

In the case of Mr. Karbe, if a change in control of Myovant occurs during his employment or within three months after the termination of his employment (other than termination by Myovant for cause or due to death or disability), 100% of his then-unvested and outstanding equity awards will vest. In addition, if he is terminated without cause or resigns for good reason within three months before or 18 months after a change in control of Myovant, then the payments set forth above will be increased to a one-time cash payment equal to 1.5 times the sum of his then-current annual base salary and annual bonus target opportunity and medical coverage reimbursement for 18 months after termination of employment.

•	In the case of Mr. Lang, if he is terminated without cause or resigns for good reason, then 25% of his then-unvested and outstanding equity awards will vest. However, if a change in control of Myovant occurs during Mr. Lang’s employment or within three months after the termination of his employment (other than termination by Myovant for cause or due to death or disability), then 100% of his then-unvested and outstanding equity awards will vest. In addition, if he is terminated without cause or resigns for good reason within three months before or 18 months after a change in control of Myovant, then the payments set forth above will be increased to a one-time cash payment equal to 1.5 times the sum of his then-current annual base salary and annual bonus target opportunity and medical coverage reimbursement for 18 months after termination of employment. Following a change of control of Myovant, he is entitled to receive a prorated bonus (based on the higher of target or actual achievement of pro rata performance targets for the number of days that have elapsed in such fiscal year as of the change in control) and with the bonus amount to be the prorated portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the change in control.

The definitions of “cause,” “good reason” and “change in control” are set forth in the individual employment agreements. We consider the severance and change in control benefits described above to be critical to attracting and retaining high caliber executives. We believe that appropriately structured severance and change in control benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his or her employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each executive officer to focus on continuing normal business operations and, in the event of a change in control, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our shareholders will impact his or her own financial security.

DIRECTOR COMPENSATION

The following table shows, for our fiscal year ended March 31, 2018, certain information with respect to the compensation of our independent directors. Dr. Seely, Mr. Manchester and Mr. Ramaswamy are also directors but do not receive any compensation for their services as directors. Dr. Seely’s compensation for her service as an executive officer is set forth above under “Executive Compensation” in the Summary Compensation Table.

DIRECTOR COMPENSATION FOR OUR FISCAL YEAR ENDED MARCH 31, 2018

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)	Total ($)
Mark Altmeyer	40,000	281,927	321,927
Terrie Curran	56,433	281,927	338,360
Wayne DeVeydt (4)	65,000	281,927	346,927
Kathleen Sebelius	61,250	281,927	343,177

(1)	This column includes the annual fees paid to all independent directors for their service on the Board as well as for their committee membership and chairperson positions. See “Information Regarding the Board of Directors and Corporate Governance — Information Regarding Committees of the Board of Directors” above for more information regarding committee membership.
(2)

Amounts reported in this column do not reflect the amounts actually received by the director. Instead, these amounts reflect the aggregate grant date fair value of stock options granted to the director during the fiscal year, as computed in accordance with FASB ASC No. 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2018. Our directors will only realize compensation to the extent the trading price of our common shares is greater than the exercise price of such stock options.
(3)	Each independent director listed in the table was granted (i) an option to purchase 11,154 common shares at an exercise price of $12.68 on May 15, 2017, which vests as to 1/3 of the underlying shares the first anniversary date of the grant date, with the remaining shares vesting in eight equal quarterly installments thereafter, provided the director has provided continuous service to us through each such date; and (ii) an annual option award to purchase 22,500 common shares at an exercise price of $13.14 on August 18, 2017, which vests on the earlier to occur of (x) the first anniversary of the date of grant and (y) the date immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continuous service through the vesting date. The grant date fair value of the option on May 15, 2017. was approximately $8.38 per common share and that of the option on August 18, 2017, was approximately $8.37 per common share. Options to acquire the following numbers of shares were outstanding on March 31, 2018, by each of our independent directors: Mr. Altmeyer, 67,500; Ms. Curran, 67,500; Mr. DeVeydt, 75,962; and Ms. Sebelius, 67,500.
(4)	Mr. DeVeydt resigned from the Board on July 23, 2018.

INDEPENDENT DIRECTOR COMPENSATION POLICY

The Compensation Committee has approved a compensation policy for independent directors, or the Independent Director Compensation Policy, which may be modified or terminated by the Compensation Committee or the Board at its sole discretion. Each of our independent directors received the applicable retainers and fees set forth below in the column titled “Fiscal Year 2017” for serving as a member of our Board, as the Lead Independent Director, as a committee Chair or as a committee member during our fiscal year ended March 31, 2018 (which retainers and fees was paid on a pro-rata basis for their respective service periods for the applicable positions during such fiscal year).

The Compensation Committee and our Board periodically review and determine director compensation with the input of senior management and outside compensation consultants as they deem appropriate. For example, Compensia provided competitive compensation data and input for non-employee independent directors in 2018. As a result of that review and study, the Compensation Committee adjusted our independent director compensation program to that as set forth below in the column titled “Fiscal Year 2018” which became effective as of April 1, 2018.

Cash Compensation

Annual retainers are paid in the following amounts to independent directors:

Cash Retainer	Fiscal Year 2017	Fiscal Year 2018
Annual Retainer, all Independent Directors	$40,000	$40,000
Additional Annual Retainer for Non-Executive Chairperson	$30,000	$30,000
Additional Annual Retainer for Lead Independent Director	$15,000	$15,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$10,500
Nominating and Corporate Governance Committee	$7,500	$7,500
Additional Annual Retainer for Committee Members:
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$3,750	$4,000

All annual retainers are paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

Upon initial election to the Board, each independent director is entitled to receive an initial option grant to purchase 45,000 of our common shares. The initial option grant is automatically granted, without further action, on the date on which the director’s service as a director begins and vests as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly instalments thereafter, subject to the applicable director’s continued service through the vesting date.

In addition, annually, on the date of the annual general meeting of shareholders, each independent director whose service as a director continues after such annual general meeting of shareholders is entitled to receive an additional annual grant of an option to purchase 22,500 of our common shares which vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the day immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continued service through the vesting date.

Effective on April 1, 2018, the Independent Director Compensation Policy clarified that for an independent director to be eligible to receive an annual option grant, such person shall have been elected or appointed as a director at least a full fiscal quarter prior to an annual general meeting of shareholders and the annual option grant is be automatically granted on the date of the annual general meeting of shareholders, without further action of the Compensation Committee or the Board.

Option grants (i) have an exercise price equal to the closing price of our common shares on the NYSE on the grant date; (ii) are subject to the applicable independent director’s continued service through the vesting date; (iii) expire on the ten-year anniversary of the grant date; and (iv) are subject to all applicable terms of the 2016 Equity Incentive Plan and applicable equity award agreements thereunder.

In addition, we reimburse directors for reasonable expenses incurred in serving as a director.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information regarding our equity compensation plan as of March 31, 2018:

Plan Category	Common Shares to be issued upon exercise of outstanding options and rights (#)(1)	Weighted- average exercise price of outstanding options and rights ($)(2)	Common Shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	3,564,405	9.84	1,651,986
Equity compensation plans not approved by shareholders	—	—	—

Total	3,564,405	9.84	1,651,986

(1)	This number represents the number of securities to be issued upon exercise of outstanding options and upon vesting of outstanding restricted stock units. Pursuant to the terms of our 2016 Equity Incentive Plan, an additional 2,439,914 common shares were added to the number of available common shares effective April 1, 2018.
(2)	The weighted-average exercise price represents the weighted-average exercise price of outstanding options, and does not take into account the common shares issuable upon vesting of outstanding restricted stock units and restricted stock awards as they have no exercise price.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of Myovant, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Myovant and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

The following is a description of transactions since April 1, 2017, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest.

Agreements with Takeda Pharmaceuticals International AG

We entered into a series of agreements with Takeda Pharmaceuticals International AG, or Takeda, one of our greater than 5% shareholders, and its affiliate and the ones discussed below remain effective:

License Agreement

In April 2016, we entered into a license agreement with Takeda. Pursuant to this license agreement, Takeda granted to us an exclusive, royalty-bearing license under certain patents and other intellectual property controlled by Takeda to develop and commercialize the compound TAK-385, which we refer to as relugolix, and the compound TAK-448, which we refer to as MVT-602, and products containing these compounds, in certain territories for all human diseases and conditions. In connection with this license agreement, we issued Takeda a warrant, as described below.

Manufacture and Supply Agreements

In June 2016, we and one of Takeda’s affiliates, Takeda Pharmaceutical Company Limited, or Takeda Limited, entered into an agreement for the manufacture and supply of relugolix for our development activities. Under this agreement, Takeda Limited will supply to us, and we will obtain from Takeda Limited, all of our requirements for relugolix drug substance and drug product to be used under our development plans for all indications. At our request, Takeda Limited will assist us with a technical transfer of the manufacturing process for relugolix to us or our designee, and we will pay the expenses related to such transfer. During our fiscal year ended March 31, 2018, we incurred expenses of $4.4 million under this agreement.

In May 2018, we entered into a Commercial Manufacturing and Supply Agreement with Takeda pursuant to which Takeda will manufacture and supply us with relugolix drug substance to support the commercial launch of relugolix, if marketing authorization is granted. Takeda has also agreed to assist with the transfer of technology and manufacturing know-how to a second contract manufacturing organization of our subsidiary, Myovant Sciences GmbH. We will pay the expenses related to such transfers.

Warrant

In April 2016, in connection with the license agreement with Takeda described above, we issued a warrant to purchase an indeterminant number of capital shares to Takeda. The warrant entitled Takeda to purchase, at any time following our issuance of any class of capital shares, that number of capital shares of such class that would allow Takeda, together with its affiliates, to maintain a 12% ownership in Myovant, as determined after such exercise. The exercise price of this warrant was $0.000017727 per share and contained an automatic net exercise provision. The warrant expired on April 30, 2017. We issued a total of 2,343,624 common shares to Takeda under this warrant prior to its expiration, of which 2,339,192 common shares were issued during the fiscal year ended March 31, 2017, and 4,432 common shares were issued during the fiscal year ended March 31, 2018.

Agreements with Roivant Sciences Ltd.

We entered into a series of agreements with Roivant Sciences Ltd., our majority shareholder, and the ones discussed below remain effective:

Option Agreement

In June 2016, we entered into an option agreement with Roivant Sciences Ltd. pursuant to which Roivant Sciences Ltd. granted to us an option to acquire the rights to products to which Roivant Sciences Ltd. or any non-public affiliate of Roivant Sciences Ltd. acquires the rights (other than a relugolix product or a competing product) for uterine fibroids or endometriosis, or for which the primary target indication is hormone-sensitive prostate cancer. Our option is exercisable at any time during the period commencing upon the completion of our initial public offering and ending two years following the date of first commercial sale of a relugolix product in a major market country. If we elect to exercise our option for a product, we will be required to reimburse Roivant Sciences Ltd. for 110% of any payments made by Roivant Sciences Ltd. or its affiliate for such product, and will receive an assignment of the agreement through which Roivant Sciences Ltd. or its affiliate acquired the rights to such product.

Information Sharing and Cooperation Agreement

In July 2016, we entered into an information sharing and cooperation agreement, or the Cooperation Agreement, with Roivant Sciences Ltd. The Cooperation Agreement, among other things: (1) obligates us to deliver periodic financial statements and other financial information to Roivant Sciences Ltd. and to comply with other specified financial reporting requirements; and (2) requires us to supply certain material information to Roivant Sciences Ltd. to assist it in preparing any future SEC filings.

Subject to specified exceptions, the Cooperation Agreement will terminate upon the earlier of the mutual written consent of the parties or when Roivant Sciences Ltd. is no longer required by U.S. GAAP to consolidate our results of operations and financial position, account for its investment in us under the equity method of accounting or, by any rule of the SEC, include our separate financial statements in any filings it may make with the SEC.

Services Agreements with Roivant Sciences, Inc. and Roivant Sciences GmbH

In July 2016, we and our wholly owned subsidiary, Myovant Sciences, Inc., entered into a services agreement with Roivant Sciences, Inc., a wholly owned subsidiary of Roivant Sciences Ltd., effective as of April 29, 2016, pursuant to which Roivant Sciences, Inc. provides us with services in relation to the identification of potential product candidates, project management of clinical trials and other development, administrative and finance activities. In February 2017, we and Myovant Sciences, Inc., amended and restated the services agreement with Roivant Sciences, Inc., effective November 11, 2016, to include our wholly owned subsidiary, Myovant Sciences GmbH, as a services recipient. In addition, in February 2017, Myovant Sciences GmbH also entered into a separate services agreement with Roivant Sciences GmbH, a wholly owned subsidiary of Roivant Sciences Ltd., effective November 11, 2016, for the provisioning of services by Roivant Sciences GmbH to Myovant Sciences GmbH in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to clinical development, administrative, and finance activities. We refer to both of these services agreements, collectively, as the Services Agreements. The Services Agreements will continue in perpetuity until terminated by either party upon 60 days written notice.

Under the terms of the Services Agreements, we and Myovant Sciences GmbH are obligated to pay or reimburse Roivant Sciences, Inc. and Roivant Sciences GmbH, respectively, for the costs they, or third parties acting on their behalf, incur(s) in providing services to us and Myovant Sciences GmbH. In addition, we and Myovant Sciences GmbH are obligated to pay to Roivant Sciences, Inc. and Roivant Sciences GmbH, respectively, a pre-determined mark-up, currently equal to 10%, on costs incurred directly by them in connection with any general and administrative and support services as well as research and development services.

Administrative and support services include, but are not limited to, payroll, general administrative, corporate and public relations, investor relations, finance, marketing, activities in connection with raising capital, accounting and auditing, tax, health, safety, environmental and regulatory affairs, staffing and recruiting, benefits, information and technology services, purchasing and legal services. Research and development services include, but are not limited to, preparatory assistance in respect of the identification of product candidates, performance and oversight of due diligence to evaluate potential product candidates, management and oversight of external consultants in connection with potential product candidate investment opportunities, participation in meetings with regulatory authorities related to product candidates, development of plans for potential clinical trials, selection of manufacturers of product candidates, management and oversight of clinical trials and product manufacturing, analysis of clinical trial data and management of regulatory filings and approval processes.

Under the Services Agreements, Roivant Sciences, Inc. and Roivant Sciences GmbH have agreed to indemnify us, Myovant Sciences, Inc. and Myovant Sciences GmbH, and each of their respective officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the Services Agreements, except to the extent such losses are the result of the gross negligence or willful misconduct of such indemnified parties. Such indemnification obligations will not exceed the payments made by us, Myovant Sciences, Inc. and Myovant Sciences GmbH under the Services Agreements for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred.

During our fiscal year ended March 31, 2018, we incurred expenses of $7.7 million (inclusive of third party pass thru costs billed to us and inclusive of the mark-up), under the Services Agreements.

Share Purchase Agreement

On April 2, 2018, we entered into a share purchase agreement, or the Purchase Agreement, with Roivant Sciences Ltd. pursuant to which we agreed to issue and sell 1,110,015 our common shares to Roivant Sciences Ltd. at a purchase price of $20.27 per common share in a private placement. In April 2018, we received gross proceeds of $22.5 million from Roivant Sciences Ltd. at the closing of such private placement.

Investor Rights Agreement

In April 2016, we entered into an investor rights agreement with Takeda and Roivant Sciences Ltd. Under this agreement, following our initial public offering in October 2016, these shareholders are entitled to rights with respect to the registration of their common shares under the Securities Act of 1933, as amended, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Myovant shareholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Myovant. Direct your written request to Myovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or call us at (650) 238-0250. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

We have filed the Annual Report on Form 10-K for our fiscal year ended March 31, 2018, or the 2017 Annual Report, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov, and free of charge from us upon request. Exhibits to the 2017 Annual Report are available upon your written request and upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

All requests should be directed to Corporate Secretary at Myovant Sciences, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

By Order of the Board of Directors

Lynn Seely, M.D.

Principal Executive Officer

July 25, 2018

Myovant Sciences Ltd. c/o Myovant Sciences, Inc. General Counsel 2000 Sierra Point Parkway, 9th Flr Brisbane, CA 94005    VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Your vote must be received by 11:59 P.M. ET on 08/30/2018 to be counted. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Your vote must be received by 11:59 P.M. ET on 08/30/2018 to be counted. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.The Board of Directors recommends you vote FOR the following: 1. To elect the Board’s seven nominees for    director to serve as directors for a one year    term:Nominees The Board of Directors recommends you vote FOR For Against Abstain the following proposal: For Against Abstain 1A Mark Altmeyer    0 0 0 2    To ratify the selection by the Audit Committee    0 0 0    of the Board of Ernst & Young LLP as Myovant’s    independent registered public accounting firm 1B Terrie Curran    0 0 0    for Myovant’s fiscal year ending March 31,    2019, to appoint Ernst & Young LLP as auditor    for statutory purposes under the Bermuda 1C Mark Guinan    0 0 0    Companies Act 1981, as amended, for Myovant’s    fiscal year ending March 31, 2019, and to    authorize the Board, through the Audit 1D Keith Manchester, M.D.    0 0 0    Committee, to set the remuneration for Ernst &    Young LLP as Myovant’s auditor for Myovant’s    fiscal year ending March 31, 2019. 1E Vivek Ramaswamy    0 0 0 1F Kathleen Sebelius    0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1G Lynn Seely, M.D.    0 0 0Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date0000386397_1    R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com    MYOVANT SCIENCES LTD.    Proxy for Annual General Meeting of Shareholders August 31, 2018 10:00 AM    This proxy is solicited by the Board of Directors    The undersigned hereby appoints Frank Karbe and Matthew Lang, and each of them, with full power of substitution and power to act alone, as proxies to vote all common shares which the undersigned would be entitled to vote if personally present and acting at the Annual General Meeting of Shareholders of Myovant Sciences Ltd., to be held at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom on Friday, August 31, 2018, at 10:00 a.m. local time, and at any adjournments or postponements thereof, as follows:    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. The proxies are authorized to vote upon such other business as may properly come before the meeting in their sole discretion.                Continued and to be signed on reverse side                0000386397_2    R1.0.1.17